Exhibit 99.1

FOR IMMEDIATE RELEASE

HEARTLAND PAYMENT SYSTEMS REPORTS THIRD

QUARTER FINANCIAL RESULTS

Princeton, NJ – November 3, 2009 – Heartland Payment Systems, Inc. (NYSE: HPY), a leading provider of credit/debit/prepaid card processing, payroll, check management and payment services, today announced a GAAP net loss of $13.6 million or ($0.36) per share for the three months ended September 30, 2009. Results for the quarter are after $35.6 million (pre-tax), or $0.59 per share, of various expenses, accruals and reserves, all of which are attributable to the processing system intrusion, including charges related to settlement offers made by the Company in attempts to resolve certain processing system intrusion related claims and settlements of certain claims deemed to be likely agreed upon in the near future based upon discussions between the Company and the claimants. Excluding these expenses, accruals and reserves, Adjusted Net Income and Earnings per Share were $8.7 million and $0.23, respectively. Third quarter Adjusted Net Income and Earnings per Share are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Highlights for the third quarter, include:

•	Small and Mid-Sized Merchant (SME) transaction processing volume of $15.8 billion, up 1.1% from a year ago

•	Quarterly Net Revenue of $110 million, down marginally from the record quarterly revenues of the year ago period due to declines in equipment-related revenues

•	Operating margin on net revenue of 13.4% compared to 20.9% for the same quarter in 2008

•	New margin installed and same store sales down 16.3% and 8.6%, respectively, from the same quarter last year, but both representing a sequential improvement compared to the second quarter of 2009

•	SFAS 123R stock compensation expense of $1.7 million, or $0.03 per share

Robert Carr, Chairman and CEO, said, “We were able to generate solid returns during the quarter while continuing to invest in both our processing platforms and our new business initiatives. Certain of our key transaction processing performance metrics are stabilizing despite the lack of any demonstrable improvement in end market conditions in the quarter. We saw encouraging

-more-

growth from a range of our new product initiatives, including payroll and our new Discover and American Express agreements. We also made some progress improving operating efficiency, as third quarter processing and servicing costs, our largest non-pass-through cost of services, were down relative to a year ago. Though the economic outlook remains uncertain, we will continue to provide merchants large and small with a “Fair Deal” and technology-driven product improvements that are responsive to their most pressing needs and which leverages our franchise to create value for our shareholders.”

Net revenue from SME card processing and Network Services were both up in the third quarter. However, due to a decrease in revenues from equipment-related businesses, net revenues of $110.0 million for the quarter were little changed from record quarterly net revenues of $110.4 million in the third quarter of 2008. SME card processing volume for the three months ended September 30, 2009 was $15.8 billion, a 1.1% improvement compared to the year ago period. Network Services transactions processed, the basis for their revenues, totaled 757 million in the quarter compared to 771 million in the same quarter of 2008. Same store sales in the SME segment were down 8.6% in the quarter; however, performance in September was the best in nearly a year. Operating income as a percentage of net revenues was 13.4% in the third quarter of 2009, down compared to the 2008 period due to an increase in general and administrative expenses, primarily stock compensation, legal costs, and salary, bonus and fringe benefits. The various expenses, accruals, and reserves, all of which are attributable to the processing system intrusion in the third quarter, were $35.6 million pre-tax, or $0.59 per share. The majority of these charges relate to settlement offers made by the Company in attempts to resolve certain of the claims asserted against it relating to the processing system intrusion, and settlements of claims asserted against the Company that are deemed likely to be agreed upon in the near term based upon discussions between the Company and the claimants. This charge also includes significant legal fees. These various expenses and accruals are shown separately in the Company’s Statement of Operations.

Mr. Carr continued, “We believe 2010 will be a year in which we achieve breakthroughs in enhancing payments security. The initial commercial implementations of our new ‘E3’ technology is expected to commence late this year, and to be rolled out more fully in the first quarter of next year. Consequently, we plan on getting an early start in a pivotal year with a technology solution offering merchants and consumers what we believe to be the highest level of payments processing data security in the industry. At a time when economic conditions have stalled overall market growth, we believe ‘E3’ will provide a competitive advantage as security becomes a processing priority. Our strategy is to continue to invest in our technology platform, expand our product portfolio and strengthen our merchant franchise to achieve growth in the near term while planning for accelerated growth as the economy recovers. With a more robust platform, leading security and technology, and steady efficiency gains, we feel strongly that our investments are creating value for shareholders.”

-more-

NINE MONTH RESULTS:

For the first nine months of 2009, GAAP net loss was $18.7 million or ($0.50) per share. Net revenues for the first nine months of 2009 were $315.1 million, up 11.1% compared to the first nine months of 2008. Excluding various expenses, accruals and reserves, all of which are attributable to the processing systems intrusion, Adjusted Net Income and Earnings per Share for the first nine months of fiscal 2009 were $23.4 million or $0.62 per share, compared to GAAP earnings of $33.9 million, or $0.87 per share, in the prior nine months. Year-to-date 2009, stock compensation expense has reduced earnings by $2.8 million or $0.05 per diluted share compared to $1.1 million or $0.02 per diluted share for the same nine-month period in 2008.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of it operating results, net income and earnings per share, which exclude certain costs and expenses related to the processing system intrusion. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

-more-

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the respective periods ended September 30, 2009 follows:

(In thousands, except per share):

	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
Net income (loss) attributable to Heartland
Non-GAAP - Adjusted net income attributable to Heartland	$8,715	$23,416

Less adjustments:
Provision for processing system intrusion	35,577	67,547
Income tax benefit of provision for processing system intrusion	(13,267)	(25,466)

After-tax provision for processing system intrusion	22,310	42,081

GAAP - Net income (loss) attributable to Heartland	$(13,595)	$(18,665)

Earnings(loss) per share
Non-GAAP - Adjusted net income per share	$0.23	$0.62
Less: provision for processing system intrusion	$(0.59)	$(1.12)

GAAP - Net income (loss) per hare	$(0.36)	$(0.42)

Shares used in computing GAAP net loss per share	37,461	37,484

Please see “Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure” below for additional detail.

FULL YEAR 2009 GUIDANCE:

Economic conditions that impact the vast majority of our customers did not evidence any demonstrable improvement in the third quarter compared to the second quarter, so we are not changing our guidance for fiscal 2009. For the full year 2009, we now expect net revenue (total revenues less interchange, dues and assessments) to grow in the area of 10%, to between $420 and $425 million. For the year, earnings per share are expected to be $0.85 to $0.90, excluding approximately $0.08 per share of 123R stock compensation expense. The Company’s guidance for 2009 does not include any costs or estimates for potential losses, costs, expenses and accruals arising from the previously announced processing system intrusion, including exposure to credit and debit card companies and banks, exposure to various legal proceedings that are pending, or may arise, and related fees and expenses, and other potential liabilities, costs and expenses. Except for sums already accrued, neither the costs nor the potential losses are estimable at this point, and further the potential losses are not currently deemed probable.

-more-

DIVIDEND:

The Company declared a fourth quarter dividend of $0.01 per common share, payable to shareholders of record on November 23, 2009 and will be paid on December 15, 2009. The payment of dividends on our common stock in the future will be at the discretion of our Board of Directors and will depend on, among other factors, our earnings, stockholders’ equity, cash position and financial condition.

CONFERENCE CALL:

Heartland Payment Systems, Inc. will host a conference call on November 3, 2009 at 8:00 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company’s website. To access the call, please visit the Investor Relations portion of the Company’s website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling 877-741-4240. Please provide the operator with PIN number 5622444.

The webcast will be archived on the Company’s website within two hours of the live call and will remain available through Wednesday, February 3, 2010.

About Heartland Payment Systems Heartland Payment Systems, Inc., a NYSE company trading under the symbol HPY, delivers credit/debit/prepaid card processing, payroll, check management and payment solutions to more than 250,000 businesses nationwide.

Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, visit www.heartlandpaymentsystems.com and www.MerchantBillOfRights.com.

Forward-looking Statements

This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, the significantly unfavorable economic conditions confronting the United States, the risk that we may not be successful in developing and marketing new products, systems and services, including without limitation our anticipated end to end encryption system and the risk that the results and effects of the security breach of our processing system on our results of operations and financial condition may be materially adverse, including, the fact that we expect to incur costs for remedial actions, legal fees and crisis management services that are expected to be material and could adversely impact our operations, financial condition and cash flow, the risk that we may incur material losses related to the claims that have been asserted , or may be asserted, against us arising out of the security breach, the extent of cardholder information compromised and consequences to our business including effects on merchant acquisition and retention and sales and additional factors that are contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s annual report on Form 10- K for the year ended December 31, 2008. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACT:

Joe Hassett

Gregory FCA Communications

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-228-2110

Email: Heartland_ir@gregoryfca.com

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Total Revenues	$442,568	$424,800	$1,232,113	$1,158,973

Costs of Services:
Interchange	305,059	295,452	853,666	824,559
Dues, assessments and fees	27,527	18,972	63,393	50,815
Processing and servicing	50,356	50,724	148,278	130,007
Customer acquisition costs	13,147	12,758	38,479	36,482
Depreciation and amortization	4,006	3,101	11,614	7,476

Total costs of services	400,095	381,007	1,115,430	1,049,339
General and administrative	27,784	20,689	77,247	52,917

Total expenses	427,879	401,696	1,192,677	1,102,256

Income from operations	14,689	23,104	39,436	56,717

Other income (expense):
Interest income	29	185	86	654
Interest expense	(782)	(1,199)	(1,868)	(2,296)
Provision for processing system intrusion	(35,577)	—	(67,547)	—
Other, net	—	(136)	4	(215)

Total other income (expense)	(36,330)	(1,150)	(69,325)	(1,857)

Income (loss) before income taxes	(21,641)	21,954	(29,889)	54,860
Provision for (benefit from) income taxes	(8,070)	8,539	(11,240)	20,967

Net income (loss)	(13,571)	13,415	(18,649)	33,893
Less: Net income attributable to noncontrolling minority interests	24	2	16	34

Net income (loss) attributable to Heartland	$(13,595)	$13,413	$(18,665)	$33,859

Net income (loss)	$(13,571)	$13,415	$(18,649)	$33,893
Other comprehensive income:
Unrealized gains (losses) on investments, net of income tax of $16, $(19), $24 and $(10)	27	(31)	40	(16)
Foreign currency translation adjustment, net of income tax of $(157) and $(281) in 2008	782	(260)	1,251	(465)

Comprehensive income (loss)	(12,762)	13,124	(17,358)	33,412
Less: Net income attributable to noncontrolling minority interests	24	2	16	34

Comprehensive income (loss) attributable to Heartland	$(12,786)	$13,122	$(17,374)	$33,378

Earnings (loss) per common share:
Basic	$(0.36)	$0.36	$(0.50)	$0.90
Diluted	$(0.36)	$0.35	$(0.50)	$0.87
Weighted average number of common shares outstanding:
Basic	37,461	37,522	37,484	37,484
Diluted	38,129	38,700	37,896	38,746

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash	$39,028	$27,589
Funds held for payroll customers	16,836	22,002
Receivables, net	149,085	140,145
Investments held to maturity	1,304	1,410
Inventory	8,500	8,381
Prepaid expenses	5,608	6,662
Current tax asset	—	2,440
Current deferred tax assets, net	23,605	6,723

Total current assets	243,966	215,352
Capitalized customer acquisition costs, net	73,147	77,737
Property and equipment, net	96,832	75,443
Goodwill	59,373	58,456
Intangible assets, net	35,971	36,453
Deposits and other assets, net	1,642	178

Total assets	$510,931	$463,619

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor banks	$82,156	$68,212
Accounts payable	27,273	25,864
Deposits held for payroll customers	16,836	22,002
Current portion of borrowings	58,544	58,522
Current portion of accrued buyout liability	9,699	10,547
Merchant deposits and loss reserves	35,222	16,872
Accrued expenses and other liabilities	24,724	26,196
Current tax liability	304	—
Reserve for processing system intrusion	45,166	—

Total current liabilities	299,924	228,215

Deferred tax liabilities, net	4,805	6,832
Reserve for unrecognized tax benefits	1,405	1,732
Long-term portion of borrowings	10,559	16,984
Long-term portion of accrued buyout liability	33,407	30,493

Total liabilities	350,100	284,256

Commitments and contingencies	—	—
Equity
Common Stock, $0.001 par value, 100,000,000 shares authorized, 37,463,142 and 37,675,543 shares issued and outstanding at September 30, 2009 and December 31, 2008	38	38
Additional paid-in capital	169,465	167,337
Accumulated other comprehensive loss	(854)	(2,145)
(Accumulated deficit) Retained earnings	(7,982)	14,014

Total stockholders’ equity	160,667	179,244
Noncontrolling minority interests	164	119

Total equity	160,831	179,363

Total liabilities and equity	$510,931	$463,619

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities
Net income (loss) attributable to Heartland	$(18,665)	$33,859
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	42,663	39,722
Other depreciation and amortization	15,823	9,753
Provision for processing system intrusion	62,785	—
Addition to loss reserves	4,375	4,529
Provision for doubtful receivables	624	1,645
Stock-based compensation	2,811	1,067
Deferred taxes	(18,986)	4,177
Net income attributable to noncontrolling minority interests	16	34
Loss on investments	—	240
Other	6	159
Changes in operating assets and liabilities:
Increase in receivables	(9,513)	(15,130)
(Increase) decrease in inventory	(105)	1,539
Payment of signing bonuses, net	(25,504)	(35,677)
Increase in capitalized customer acquisition costs	(12,569)	(11,689)
Decrease (increase) in prepaid expenses	1,070	(798)
Decrease in current tax asset	3,059	1,627
Increase in deposits and other assets	(1,142)	(95)
Excess tax benefits on options exercised	(325)	(1,498)
(Decrease) increase in reserve for unrecognized tax benefits	(327)	911
Increase in due to sponsor bank	13,944	29,613
Increase in accounts payable	1,375	4,770
(Decrease) increase in accrued expenses and other liabilities	(15,990)	7,870
Increase in merchant deposits and loss reserves	13,974	6,230
Reserve for processing system intrusion	(7,881)	—
Payouts of accrued buyout liability	(6,319)	(5,288)
Increase in accrued buyout liability	8,385	8,449

Net cash provided by operating activities	58,346	86,019

Cash flows from investing activities
Purchase of investments held to maturity	(1,076)	(65)
Maturities of investments held to maturity	1,208	284
Decrease in funds held for payroll customers	5,232	3,663
Decrease in deposits held for payroll customers	(5,166)	(4,177)
Acquisition of business, net of cash acquired	(3,193)	(102,849)
Proceeds from disposal of property and equipment	33	—
Purchases of property and equipment	(33,585)	(22,383)

Net cash used in investing activities	(36,547)	(125,527)

Cash flows from financing activities
Proceeds from borrowings	—	95,000
Principal payments on borrowings	(6,403)	(20,000)
Proceeds from exercise of stock options	548	2,692
Excess tax benefits on options exercised	325	1,498
Repurchase of common stock	(3,202)	(17,995)
Dividends paid on common stock	(1,685)	(10,101)

Net cash (used in) provided by financing activities	(10,417)	51,094

Net increase in cash	11,382	11,586
Effect of exchange rates on cash	57	(20)
Cash at beginning of year	27,589	35,508

Cash at end of period	$39,028	$47,074

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, namely net income and earnings per share, which exclude certain costs and expenses related to the criminal breach of its payment systems environment (the “Processing System Intrusion”). These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures—Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its on-going operating performance relative to its competitors, and to establish operational goals and forecasts. Costs and expenses related to the Processing System Intrusion are not indicative of the Company’s on-going operating performance and are therefore excluded by management in assessing the Company’s operating performance, as well as from the measures used for making operating decisions, although in making operating decisions management is mindful of its need to utilize cash to pay for the costs and expenses relating to the Processing System Intrusion.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures for the three and nine months ended September 30, 2009:

Provision for Processing System Intrusion – On January 20, 2009, the Company publicly announced the discovery of the Processing System Intrusion. For the three and nine months ended September 30, 2009, the Company expensed a total of $35.6 million and $67.5 million, respectively, or about $0.59 and $1.12 per share, respectively, associated with the Processing System Intrusion. The majority of these charges, or approximately $53.0 million, related to: (i) assessments imposed in April 2009 by MasterCard and VISA against the Company and its sponsor banks, (ii) settlement offers made by the Company to certain card brands in an attempt to resolve certain of the claims asserted against its sponsor banks (who have asserted rights to indemnification from the Company pursuant to the Company’s agreements with them), and (iii) settlements deemed likely to be agreed upon in the near term with certain claimants. Notwithstanding its belief that it has strong defenses against the claims that are the subject of the settlement offers in (ii) and (iii) above, the Company decided to make the settlement offers and engage in settlement discussions in attempts to avoid the costs and uncertainty of litigation. The Company is prepared to vigorously defend itself against all the claims relating to the Processing System Intrusion that have been asserted against it and its sponsor banks to date.

The accrual of the settlement offers during the nine months ended September 30, 2009 resulted in the Company carrying a $45.2 million Reserve for Processing System Intrusion at September 30, 2009. To date, the Company has not received favorable responses to the settlement offers noted in (ii) above and no definitive agreements have been reached with respect to the settlements deemed likely to be agreed upon. Therefore, it should not be assumed that the Company will resolve the claims that are the subject of the settlement offers or the subject of settlement discussions for the amounts of the settlement offers or the settlement amounts deemed likely to be agreed upon. The Company understands that the reserve related to the settlement offers is required by SFAS No. 5, “Accounting for Contingencies” (ASC 450-20), based solely on the fact the Company tendered offers of settlement in the amounts it has accrued. It is possible the Company will end up resolving the claims that are the subject of the settlement offers, either through settlements or pursuant to litigation, for amounts that are significantly greater than the amount it has reserved to date. Moreover, even if the claims that are the subject of the settlement offers were resolved for the amount the Company has reserved, that would still leave unresolved a significant portion of the claims that have been asserted against the Company or its sponsor banks relating to the Processing System Intrusion. The Company feels it has strong defenses to all the claims that have been asserted against it and its sponsor banks relating to the Processing System Intrusion, including those claims that are not the subject of the settlement offers.

While the Company has determined that the Processing System Intrusion has triggered other loss contingencies, to date an unfavorable outcome is not believed by it to be probable on those claims that are pending or have been threatened against it, or that the Company considers to be probable of assertion against it, and the Company does not have sufficient information to reasonably estimate the loss it would incur in the event of an unfavorable outcome on any such claim. Therefore, in accordance with SFAS No. 5 (ASC 450-20) no reserve/liability has been recorded as of September 30, 2009 with respect to any such claim, except for the assessments actually imposed by MasterCard and Visa and the amounts of the settlement offers made by the Company and the settlement amounts deemed likely to be agreed upon as discussed above. As more information becomes available, if the Company should determine that an unfavorable outcome is probable on such a claim and that the amount of such probable loss that it will incur on that claim is reasonably estimable, it will record a reserve for the claim in question. If and when, the Company records such a reserve, it could be material and could adversely impact its results of operations, financial condition and cash flow.

The remainder of the expenses and accruals related to the Processing System Intrusion recorded in the three and nine months ended September 30, 2009 were primarily for legal fees and costs the Company incurred for investigations, remedial actions and crisis management services. Additional costs the Company expects to incur for investigations, remedial actions, legal fees, and crisis management services related to the Processing System Intrusion will be recognized as incurred. Such costs are expected to be material and could adversely impact the Company’s results of operations, financial condition and cash flow.

Material Limitations Associated with the Use of Non-GAAP Financial Measures—Non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company’s GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

•

Processing System Intrusion costs and expenses that are excluded from non-GAAP net income and non-GAAP earnings per share can have a material impact on cash flows, GAAP net income and GAAP earnings per share.

•

Other companies may calculate non-GAAP net income and non-GAAP earnings per share that exclude the impact of similar costs and expenses differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors—The Company believes that presenting non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion in addition to the related GAAP measures provides investors greater transparency to the information used by the Company’s management for its financial and operational decision-making and allows investors to see the Company’s results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company’s operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three months and nine ended September 30, 2009 follows:

(In thousands, except per share)

	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
Net income (loss) attributable to Heartland
Non-GAAP - Adjusted net income attributable to Heartland	$8,715	$23,416

Less adjustments:
Provision for processing system intrusion	35,577	67,547
Income tax benefit of provision for processing system intrusion	(13,267)	(25,466)

After-tax provision for processing system intrusion	22,310	42,081

GAAP - Net income (loss) attributable to Heartland	$(13,595)	$(18,665)

Earnings(loss) per share
Non-GAAP - Adjusted net income per share	$0.23	$0.62
Less: provision for processing system intrusion	$(0.59)	$(1.12)

GAAP - Net income (loss) per share	$(0.36)	$(0.50)

Shares used in computing GAAP net loss per share	37,461	37,484